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                                                                    EXHIBIT 12.1


                        Alpharma Inc. and Subsidiaries

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (In thousands, except for ratio data)


                            1995     1996     1997     1998     1999     1Q 2000
                            ----     ----     ----     ----     ----     -------

Income before provision
 for income taxes         $30,228     --    $27,750  $38,983  $ 61,787   $17,235
Add:
 Portion of rents rep-
 resentative of the
  interest factor           1,858    2,193    1,942    2,222     2,276       749
 Interest on indebtedness  21,993   19,976   18,581   25,613    39,174    10,860
 Amortization of debt
  expense                     302      302      309    1,313     1,643       493
 Amortization of interest
  capitalized                 386      397      380      408       457       112
                          -------  -------  -------  -------  --------   -------
    Income as adjusted    $54,767  $ 6,642  $48,962  $68,539  $105,337   $29,449
                          =======  =======  =======  =======  ========   =======

Fixed charges
 Interest on
  indebtedness(a)         $21,993  $19,976  $18,581  $25,613  $39,174    $10,860
 Interest capitalized(b)      318      572      407      744      325         75
 Amortization of debt
  expense(c)                  302      302      309    1,313    1,643        493
 Rent expense               5,574    6,578    5,825    6,665    8,827      2,247
 Portion of rents rep-
  resentative of the
  interest factor(d)        1,858    2,193    1,942    2,222    2,276        749
                          -------  -------  -------  -------  -------    -------
    Fixed charges
    (a+b+c+d)             $24,471  $23,043  $21,239  $29,892  $43,418    $12,177
                          =======  =======  =======  =======  =======    =======

Ratio of earnings to
 fixed charges               2.24     --       2.31     2.29     2.43       2.42
                          =======  =======  =======  =======  =======    =======